UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

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Paradise Music & Entertainment, Inc.
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 (Exact name of registrant as specified in its charter)

1550 Larimer Street, #306, Denver, CO 80202
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock, par value $.01 per share
 (Title of each class of securities covered by this Form)

None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        X                 Rule 12h-3(b)(1)(i)       ___
      Rule 12g-4(a)(1)(ii)       __                Rule 12h-3(b)(1)(ii)      ___
      Rule 12g-4(a)(2)(i)        __                Rule 12h-3(b)(2)(i)       ___
      Rule 12g-4(a)(2)(ii)       __                Rule 12h-3(b)(2)(ii)      ___

Approximate number of holders of record as of the certification or notice date is 103 holders.

Pursuant to the requirements of the Securities Exchange Act of 1934, Paradise Music & Entertainment, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    February 10, 2011                                                                          By: /s/ Richard P. Rifenburgh,
                                                                                                                        Richard P. Rifenburgh, Chairman